CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS SECOND QUARTER 2021 RESULTS
TriMas' Packaging Group Posts Record Quarterly Sales and Operating Profit
Provides Full Year 2021 Outlook
BLOOMFIELD HILLS, Michigan, July 29, 2021 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2021.
TriMas Highlights
•Increased second quarter net sales by 9.7%, driven by year-over-year sales growth in all segments
•Achieved record quarterly sales and operating profit in the Packaging segment
•Leveraged increased sales in the Specialty Products segment to achieve significant margin expansion
•Reported diluted EPS of $0.27, while adjusted diluted EPS(1) increased by 19.2% to $0.62
•Broke ground on a new facility in the United States to support customers' localized demand for foaming and metered-dose dispensers
•Commercialized fully-recyclable, single-polymer dispensing pump, while developing full range of more sustainable dispensing pumps
Second Quarter 2021
TriMas reported second quarter net sales of $219.0 million, an increase of 9.7% compared to $199.6 million in second quarter 2020, primarily as a result of acquisition-related sales in the Packaging segment, organic growth in the Specialty Products and Aerospace segments, and favorable currency exchange. The Company reported operating profit of $25.6 million in second quarter 2021, compared to an operating loss of $18.2 million in second quarter 2020, resulting from realignment costs and non-cash charges related to a change in accounting policy in second quarter 2020 that did not repeat in 2021. Adjusting for Special Items(2), second quarter 2021 adjusted operating profit was $30.0 million, a 8.9% increase compared to $27.5 million in the prior year period, primarily as a result of higher overall sales and improved profit margin within the Specialty Products segment, partially offset by increased input costs in second quarter 2021.
The Company reported second quarter 2021 net income of $11.8 million, or $0.27 per diluted share, compared to a net loss of $15.7 million, or $(0.36) per diluted share, in the prior year period. Second quarter 2021 adjusted net income(2) was $22.7 million, or $0.62 per diluted share, an increase of 21.4% compared to $18.7 million, or $0.52 per diluted share, in the prior year period.
"Overall, we are pleased with our strong second quarter results, as we continued to maintain our positive momentum, despite having to overcome rising input costs," said Thomas Amato, TriMas President and Chief Executive Officer. "In addition, our ability to navigate TriMas during this period of continued uncertainty and deliver sales growth of 9.7%, adjusted operating profit of $30.0 million and adjusted diluted EPS(1) of $0.62, is a direct result of the dedication of our global team and our relentless commitment to satisfying our customers.
"Our solid execution in the quarter was complemented by our balanced approach to capital allocation and disciplined management of our balance sheet. Our net debt was comparable to year end 2020, even after investing in our businesses, funding costs to upsize and secure long-term fixed rate financing at a historically low interest rate, and reducing our net shares outstanding from the end of 2020 by approximately 0.5% through share repurchases. We believe our focus on maintaining a strong balance sheet, while expanding our cash generating characteristics, is a sound formula to deliver long-term value to our shareholders.
"While there are still continued market uncertainties arising from the global pandemic, with first half successfully behind us, we are providing full year 2021 outlook at this time. We anticipate full year 2021 sales growth of 9% to 14% compared to 2020, and adjusted EPS(1) to range between $2.15 to $2.30 per share, a 16% increase at the midpoint compared to 2020. As a result of our proactive actions during the past year, we believe we are a stronger company and well-positioned for the future as demand recovers, especially in our most impacted businesses. We are a leaner organization and are poised to capitalize on new product and M&A opportunities as they arise." Amato concluded.
Financial Position
The Company reported net cash provided by operating activities of $26.9 million for second quarter 2021, compared to $27.4 million in second quarter 2020. The Company reported Free Cash Flow(3) of $20.6 million for second quarter 2021, as compared to $25.2 million in second quarter 2020, with the change driven by planned additional capital investment principally in TriMas' Packaging group. The Company reaffirmed its full year 2021 Free Cash Flow(3) outlook of greater than 100% of net income. Please see Appendix I for further details.
In addition, during the second quarter of 2021, the Company repurchased 358,047 shares of its outstanding common stock for approximately $11.6 million. In total since 2018, the Company has repurchased approximately 3.7 million outstanding shares for $102.5 million. Given TriMas' cash generation characteristics, share repurchases continue to be a core part of the Company’s capital allocation strategy. As of June 30, 2021, $147.5 million remained available under the Company's repurchase authorization.

TriMas ended second quarter 2021 with $106.3 million of unrestricted cash on hand, $410.3 million of unrestricted cash and aggregate availability under its revolving credit facilities, and a leverage ratio of 1.8x as defined in the Company's credit agreement. TriMas reported total debt of $393.4 million as of June 30, 2021, an increase as compared to $346.3 million as of December 31, 2020 due to the upsizing of the 4.125% notes due 2029 during the refinance that was completed during March 2021 to take advantage of historically low rates. The Company ended the quarter with Net Debt(4), an important measure the Company tracks under its deleveraging model, of $276.0 million.
Second Quarter Segment Results
TriMas operates and reports in three segments: Packaging, Aerospace and Specialty Products. With its diversified portfolio of businesses, each of which go to market with well-recognized brand names in the markets they serve, TriMas predominantly participates in the consumer products, aerospace and industrial markets. Its largest segment is Packaging, generating approximately two thirds of TriMas' overall sales, followed by the Aerospace and Specialty Products segments, which comprise of approximately 21% and 14% of total sales, respectively.
Packaging (Approximately 65% of TriMas June 30, 2021 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™, Affaba & Ferrari™ and Rapak® brands, develops and manufactures specialty dispensing and closure products for applications in the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial, and home care markets. Net sales for the second quarter increased 8.4% compared to the year ago period, primarily due to acquisition-related sales, higher demand for products sold into home care applications, and the impact of favorable currency exchange. The sales increases more than offset the expected and planned pull-back in demand from the high sales rate of dispensing pumps and closure products that help fight the spread of germs in second quarter 2020 related to the onset of the global pandemic. Second quarter operating profit increased, as the impact of higher sales more than offset higher input costs and a less favorable product sales mix. The Company remains committed to building out TriMas' packaging platform through commercializing new innovative products and expanding the product set through acquisitions.
Aerospace (Approximately 21% of TriMas June 30, 2021 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the second quarter increased 4.6% compared to the year ago period, primarily due to customers' stocking orders spanning over 2021, partially offset by the significantly lower demand related to the impact of lower air travel and reduced commercial and business jet production as a result of the global pandemic. Second quarter operating profit and the related margin decreased as the savings from realignment actions were more than offset by the lower absorption of fixed costs in certain manufacturing facilities and production inefficiencies, both as a result of the pandemic. The Company continues to focus on balancing cost structures to better align with lower demand and positioning for a recovery in the end markets impacted by the pandemic.

Specialty Products (Approximately 14% of TriMas June 30, 2021 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, as well as wellhead engines and compressor systems, for use within the welding and HVAC, military, industrial, and oil and gas end markets. Norris Cylinder, which has recently been designated a "Made in the USA" manufacturer and is the only remaining steel cylinder manufacturer in North America, represents the majority of sales in this segment. Second quarter net sales increased 23.8% compared to the year ago period, due to higher demand for steel cylinders used in construction and HVAC applications, as well as increased demand for oil and gas products, as end markets have improved from the COVID-19 pandemic downturn in 2020. Second quarter operating profit and the related margin increased as a result of higher sales and the positive impact of previous realignment and factory floor improvement actions implemented in the businesses. The Company has taken actions to better align cost structures with sales demand in the end markets impacted by the global pandemic, and is now realizing these leveraging benefits as demand increases.
Outlook
For the full year 2021, the Company expects TriMas’ consolidated sales to range between $840 million and $875 million, or sales growth of approximately 9% to 14%, as compared to full year 2020, with sales in all three segments anticipated to increase year-over-year. The Company expects full year 2021 adjusted diluted earnings per share(1) in the range of $2.15 to $2.30 per share, representing a year-over-year increase of approximately 16% at the midpoint. In addition, the Company is continuing to forecast 2021 Free Cash Flow(3) to be greater than 100% of net income.
All of the above amounts considered as 2021 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its second quarter 2021 earnings conference call today, Thursday, July 29, 2021, at 10 a.m. ET. The call-in number is (800) 367-2403. Participants should request to be connected to the TriMas second quarter 2021 earnings conference call (Confirmation Code 7302308). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 7302308) beginning July 29, 2021, at 3 p.m. ET through August 5, 2021, at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Additional information is available at www.trimascorp.com under the “Investors” section.
(1)The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(2) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,200 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2021	December 31, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$117,410	$73,950
Receivables, net	135,220	113,410
Inventories	149,920	149,380
Prepaid expenses and other current assets	19,910	15,090
Total current assets	422,460	351,830
Property and equipment, net	253,230	253,060
Operating lease right-of-use assets	38,970	37,820
Goodwill	301,430	303,970
Other intangibles, net	194,150	206,200
Deferred income taxes	12,300	19,580
Other assets	22,410	21,420
Total assets	$1,244,950	$1,193,880
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$77,250	$69,910
Accrued liabilities	56,320	60,540
Operating lease liabilities, current portion	6,530	6,740
Total current liabilities	140,100	137,190
Long-term debt, net	393,370	346,290
Operating lease liabilities	32,890	31,610
Deferred income taxes	19,560	24,850
Other long-term liabilities	61,430	69,690
Total liabilities	647,350	609,630
Total shareholders' equity	597,600	584,250
Total liabilities and shareholders' equity	$1,244,950	$1,193,880

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net sales	$218,990	$199,550	$425,720	$382,340
Cost of sales	(160,960)	(162,320)	(316,360)	(298,740)
Gross profit	58,030	37,230	109,360	83,600
Selling, general and administrative expenses	(32,460)	(55,380)	(62,680)	(81,920)
Operating profit (loss)	25,570	(18,150)	46,680	1,680
Other expense, net:
Interest expense	(4,120)	(4,230)	(7,670)	(7,810)
Debt financing and related expenses	(10,320)	—	(10,520)	—
Other income (expense), net	670	1,130	(260)	1,050
Other expense, net	(13,770)	(3,100)	(18,450)	(6,760)
Income (loss) before income tax expense	11,800	(21,250)	28,230	(5,080)
Income tax benefit (expense)	40	5,550	(3,330)	2,500
Net income (loss)	$11,840	$(15,700)	$24,900	$(2,580)
Basic earnings (loss) per share:
Net income (loss) per share	$0.27	$(0.36)	$0.58	$(0.06)
Weighted average common shares—basic	43,110,191	43,463,235	43,147,599	43,832,144
Diluted earnings (loss) per share:
Net income (loss) per share	$0.27	$(0.36)	$0.57	$(0.06)
Weighted average common shares—diluted	43,308,356	43,463,235	43,471,616	43,832,144

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$24,900	$(2,580)
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	130	1,010
Depreciation	15,830	14,770
Amortization of intangible assets	10,780	10,150
Amortization of debt issue costs	520	570
Deferred income taxes	1,790	(1,460)
Non-cash compensation expense	5,660	4,680
Debt financing and related expenses	10,520	—
Non-cash change in legacy liability estimate	—	23,400
Increase in receivables	(22,600)	(12,300)
(Increase) decrease in inventories	(900)	5,260
(Increase) decrease in prepaid expenses and other assets	(7,430)	290
Increase (decrease) in accounts payable and accrued liabilities	1,350	(14,530)
Other operating activities	2,120	1,580
Net cash provided by operating activities, net of acquisition impact	42,670	30,840
Cash Flows from Investing Activities:
Capital expenditures	(18,330)	(9,250)
Acquisition of businesses, net of cash acquired	—	(95,160)
Net proceeds from disposition of business, property and equipment	140	2,110
Net cash used for investing activities	(18,190)	(102,300)
Cash Flows from Financing Activities:
Retirement of senior notes	(300,000)	—
Proceeds from issuance of senior notes	400,000	—
Proceeds from borrowings on revolving credit facilities	—	245,700
Repayments of borrowings on revolving credit facilities	(48,620)	(247,320)
Debt financing fees and senior notes redemption premium	(13,570)	—
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(4,620)	(2,570)
Payments to purchase common stock	(14,210)	(31,570)
Net cash provided by (used for) financing activities	18,980	(35,760)
Cash and Cash Equivalents:
Increase (decrease) for the period	43,460	(107,220)
At beginning of period	73,950	172,470
At end of period	$117,410	$65,250
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,170	$7,150
Cash paid for taxes	$4,420	$3,410

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Packaging
Net sales	$139,630	$128,830	$271,720	$228,880
Operating profit	$27,850	$24,040	$49,150	$42,320
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	750	830	750
Business restructuring and severance costs	390	2,410	1,900	2,730
Adjusted operating profit	$28,240	$27,200	$51,880	$45,800

Aerospace
Net sales	$44,560	$42,610	$89,170	$91,530
Operating profit (loss)	$2,120	$(4,210)	$6,620	$870
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	1,520	—	2,030
Business restructuring and severance costs	620	7,010	1,070	7,510
Adjusted operating profit	$2,740	$4,320	$7,690	$10,410

Specialty Products
Net sales	$34,800	$28,110	$64,830	$61,930
Operating profit	$6,010	$(5,940)	$10,530	$(2,510)
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	9,700	—	9,700
Adjusted operating profit	$6,010	$3,760	$10,530	$7,190

Corporate Expenses
Operating loss	$(10,410)	$(32,040)	$(19,620)	$(39,000)
Special Items to consider in evaluating operating loss:
Change in accounting policy for asbestos-related costs	—	23,400	—	23,400
M&A diligence and transaction costs	170	260	660	1,070
Business restructuring and severance costs	3,230	640	5,480	640
Adjusted operating loss	$(7,010)	$(7,740)	$(13,480)	$(13,890)

Total Company
Net sales	$218,990	$199,550	$425,720	$382,340
Operating profit (loss)	$25,570	$(18,150)	$46,680	$1,680
Total Special Items to consider in evaluating operating profit	4,410	45,690	9,940	47,830
Adjusted operating profit	$29,980	$27,540	$56,620	$49,510

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net income (loss), as reported	$11,840	$(15,700)	$24,900	$(2,580)
Special Items to consider in evaluating quality of net income (loss):
Change in accounting policy for asbestos-related costs	—	23,400	—	23,400
Business restructuring and severance costs	4,850	19,760	9,060	20,580
Purchase accounting costs	—	2,270	830	2,780
M&A diligence and transaction costs	170	260	660	1,370
Debt financing and related expenses	10,320	—	10,520	—
Income tax effect of Special Items(1)	(4,520)	(11,330)	(5,910)	(11,790)
Adjusted net income	$22,660	$18,660	$40,060	$33,760

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Diluted earnings (loss) per share, as reported	$0.27	$(0.36)	$0.57	$(0.06)
Special Items to consider in evaluating quality of EPS:
Change in accounting policy for asbestos-related costs	—	0.54	—	0.53
Business restructuring and severance costs	0.11	0.45	0.21	0.47
Purchase accounting costs	—	0.05	0.02	0.06
M&A diligence and transaction costs	0.01	0.01	0.02	0.03
Debt financing and related expenses	0.24	—	0.24	—
Income tax effect of Special Items(1)	(0.10)	(0.26)	(0.14)	(0.26)
Pre-tax amortization of acquisition-related intangible assets	0.12	0.12	0.25	0.23
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.06)	(0.06)
Adjusted diluted EPS	$0.62	$0.52	$1.11	$0.94
Weighted-average shares outstanding(2)	43,308,356	43,648,211	43,471,616	44,059,342
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and six month periods ended June 30, 2021 and 2020, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 184,976 and 227,198 shares for the three and six months ended June 30, 2020, respectively, would have been dilutive to the computation of earnings per share in an income position, but were not significant enough to impact the computation of Adjusted diluted EPS.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$26,930	$2,670	$29,600	$27,440	$3,070	$30,510
Less: Capital expenditures	(8,960)	—	(8,960)	(5,320)	—	(5,320)
Free Cash Flow	17,970	2,670	20,640	22,120	3,070	25,190
Net income (loss)	11,840	10,820	22,660	(15,700)	34,050	18,350
Free Cash Flow as a percentage of net income	152%		91%	NM		137%

	Six months ended June 30,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$42,670	$6,590	$49,260	30,840	$5,360	$36,200
Less: Capital expenditures	(18,330)	—	(18,330)	(9,250)	—	(9,250)
Free Cash Flow	24,340	6,590	30,930	21,590	5,360	26,950
Net income (loss)	24,900	15,160	40,060	(2,580)	36,030	33,450
Free Cash Flow as a percentage of net income	98%		77%	NM		81%

	June 30, 2021	December 31, 2020	June 30, 2020
Long-term debt, net	393,370	346,290	295,260
Less: Cash and cash equivalents	117,410	73,950	65,250
Net Debt	$275,960	$272,340	$230,010

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2021
	Low	High
Diluted earnings per share (GAAP)	$1.43	$1.58
Pre-tax amortization of acquisition-related intangible assets(1)	0.49	0.49
Income tax benefit on amortization of acquisition-related intangible assets	(0.12)	(0.12)
Impact of Special Items(2)	0.35	0.35
Adjusted diluted earnings per share	$2.15	$2.30

(1) These amounts relate to acquisitions completed prior to June 30, 2021. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.